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                                                                  Exhibit (b)(5)

                                    BY-LAWS

                                      OF

                                UAM FUNDS, INC.

On March 11, 1999, the Board of Directors of UAM Funds, Inc. approved the following revisions to the By-Laws:

The existing Article VII Section 1 of the Fund's By-Laws are hereby revised to read as follows:

     Section 1. Certificates. The Board of Directors may at any time authorize the issuance of share certificates either in limited cases or to all Shareholders. In that event, a Shareholder may receive a certificate stating the number of shares owned by him, in such form as shall be prescribed from time to time by the Board of Directors. No stockholder shall be entitled to a certificate for fractional shares owned by him in the Corporation. Each certificate shall be signed by the President or a Vice-President and counter-signed by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. The Board of Directors may at any time discontinue the issuance of share certificates.